ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 27th day of December, 2006, by and between MIGO SOFTWARE, INC., a Delaware corporation (the “Buyer”) and STOMPSOFT, INC., a California corporation (the “Seller”).

RECITALS

The Seller is engaged in the business of developing Internet security and privacy software titles, including software solutions for home and business users for (i) Internet security and privacy; (ii) data protection and disaster recovery; and (iii) PC performance and reliability utilities (the “Stomp Business”). The Buyer wishes to purchase, and the Seller wishes to sell, substantially all of the assets of the Seller, including the Stomp Business as a going concern, upon the terms and conditions herein set forth (the “Asset Sale”).

NOW, THEREFORE, in consideration of the mutual promises herein made, and intending to be legally bound hereby, the parties agree as follows;

ARTICLE 1
PURCHASE AND SALE OF ASSETS

1.1   Purchased Assets. Subject to the terms and conditions herein set forth, the Buyer shall purchase on the Closing Date (as hereinafter defined), and the Seller shall sell and transfer to the Buyer, all of the Seller’s assets and properties of every kind and description, real, personal and mixed, tangible and intangible, and wherever situated, but expressly excluding the Excluded Assets described in Section 1.2 hereof, all as the foregoing may exist as of the Closing Date (hereinafter, all of such assets and properties are referred to as the “Purchased Assets”). The Purchased Assets shall include, without limitation, the following assets of the Seller:

(a)   All inventories of whatever kind, including, without limitation, finished goods, supplies, work-in-process and raw materials, but excluding any consigned inventory as described in Schedule 1.2 (the “Inventory” );

(b)   All customer contracts of Seller, including but not limited to those described on Schedule 1.1(b) (the “Customer Contracts”);

(c)   All prepaid expenses listed on Schedule 1.1(c);

(d)   All equipment, furniture, computer systems, assets held under capitalized leases, fixtures and fixed assets, including those items listed on Schedule 1.1(d) attached hereto;

(e)   All rights of the Seller pursuant to equipment leases, contracts, purchase orders, sales orders, supplier relationships, and other agreements whatsoever relating to the Business;

(f)   All right, title and interest (including the right to sue for past infringements) in and to intellectual property, including all patents and applications therefor, unpatented inventions, trademarks, corporate names (including the name “StompSoft, Inc.” or all variations thereof), trade names, domain names, service marks, copyrights, applications for and registrations of any of the foregoing, software, operating systems, know-how, trade secrets, formulas and technical information and the goodwill associated with any and all of the foregoing throughout the world (collectively, “Intellectual Property Rights”) and all rights of Seller to enforce its Intellectual Property Rights against others;

(g)   All governmental and nongovernmental licenses, permits, authorizations, consents and indulgences to the extent the Seller has the right to transfer and assign the same to the Buyer;

(h)   All computer, office and other supplies;

(i)   All warranty rights, guaranty rights, causes of actions, judgments and claims and similar rights against vendors, suppliers, designers, architects, engineers or other third parties;

(j)   All rights of Seller under confidentiality, noncompetition and invention assignment agreements with employees, contractors or others;

(k)   All lists of the Seller’s customers, suppliers, vendors and sources; all books, records, journals, computer software and files; all information, blueprints, engineering data, drawings, sales and promotional materials, telephone and telecopier numbers and listings; and

(l)   The goodwill associated with the Stomp Business.

1.2   Excluded Assets. The Purchased Assets shall not include, and the Seller shall retain, the following assets (the “Excluded Assets”):

(a)   The Seller’s bank accounts and all cash and cash equivalents;

(b)   all employee agreements (other than agreements relating to the intellectual property of Seller, inventions or discoveries by employees or restrictions on competition or confidential information, all of which shall constitute part of the Purchased Assets), employee benefit plans, programs and arrangements and other commitments of the Seller relating to employees, whether written or oral, express or implied;

(c)   any claims, rights and interest in and to any refunds of income and any other taxes or fees of any nature whatsoever which relate solely to the period up to and including the Closing Date;

(d)   All claims for refunds including, without limitation, insurance claims;

(e)   All insurance policies;

(f)   The Seller’s accounts receivable for products sold or services performed on or before Closing and all claims and contract rights relating thereto;

(g)   The Seller’s rights under the lease of Seller’s office space at 2811 McGaw, Suite A, Irvine, California 92614 (the “Office Lease”);

(h)   The Seller’s rights under this Agreement;

(i)   The Seller’s corporate record books, minute books, stock record books and corporate franchise and tax returns and reports, and employee records;

(j)   The assets listed in Schedule 1.2 attached hereto; and

(k)   The Seller’s records relating to the items described in the foregoing clauses (a) through (i).

1.3   Closing. The closing (the “Closing” or “Closing Date”) of the purchase and sale of the Stomp Business and the Purchased Assets shall take place at 1:00 p.m., Pacific Standard Time, on December 27, 2006, at the offices of the Seller, or at such other time and place as may be mutually agreed by the Buyer and the Seller. The effective time of the “Closing Date” and the effective date of the transactions described herein shall be the close of business on the date immediately preceding the Closing Date, unless otherwise agreed by the parties. All transactions relating to the Stomp Business occurring on or after the Closing Date shall be for the Buyer's account.

1.4   Taking of Necessary Action; Further Action.  If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Buyer with full right, title and possession to the Purchased Assets and the Stomp Business, Seller shall, at Buyer’s expense, use commercially reasonable efforts to take such lawful and necessary actions.

ARTICLE 2
CONSIDERATION FOR TRANSFER

2.1  Purchase Price. The purchase price (the “Purchase Price”) shall consist of the following consideration: (i) Six Hundred Fifty Thousand Dollars ($650,000.00) payable by satisfaction of that certain promissory note dated on or about December 20, 2006 from Seller to Buyer and the balance payable in cash at Closing; and (ii) twenty million (20,000,000) shares of the Common Stock, $.0001 par value per share, of Buyer (the “Buyer Shares”).

2.2   Conveyance of Assets. At the Closing, the parties shall execute a Bill of Sale, General Conveyance, Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit 2.2 (the “Conveyance Agreement”).

2.3   Website and Other Rights. Effective upon the Closing and during the Website Term (as defined below), the Buyer shall, without cost or expense to Seller or the Seller’s customers that previously purchased the Software Product (as defined below): (i) maintain and support on Buyer’s website (the “Website”) prominent links (“Links”) with words that are reasonably prominently displayed on the website to the effect that make clear such link is for a free backup MyPC upgrade to  version 6 for “backup my pc” and which allow, without cost to Seller or Seller’s customers and former customers who previously bought “backup my pc” software products and which Software Products are part of the Excluded Assets (the “Software Products”) the right, through such link, to download certain updates and corrections to such Software Products, which updates and corrections shall be provided by Seller’s licensor or Seller (collectively, the “Downloads”) ; (ii) maintain and support the websites and other infrastructure such as servers to allow for the downloading of the Updates to the Software Products; (iii) provide for a reasonable location of such down link on the Buyer’s website so that customers and former customers who purchased the Software Products will be able to readily locate and utilize such link; (iv) allow for the StompSoft domain name to be linked to such Website; (v) reasonably maintain and support a StompSoft.com web page that will provide for the Downloads as described in this paragraph 2.3; and (vi) assist Seller in conducting email blasts to customers and former customers of the Software Products as required by Seller from time to time and Seller will pay for the out of pocket costs of conducting such email blasts that Seller desires to do during the Website Term. The Website Term means the period from the Closing Date and ending on the later of July 1, 2007 or until the Seller no longer has any legal obligation to make available the Downloads as described herein. In addition, effective on the Closing, Buyer hereby grants to Seller an irrevocable royalty free non exclusive license (“License”) to use the name “StompSoft” and all other trade names and marks that are part of the Purchased Assets for the following limited purposes: marketing and selling the consigned inventory that Seller owns as of the Closing; selling of Seller’s consigned inventory by Seller’s retailers and distributors and brokers; and collection of Seller’s accounts receivable existing from time to time. Such License shall end when all of the Seller’s consigned inventory has been sold or returned; and all of its accounts receivable have been collected or reasonably expected to be collected, but no later than December 31, 2007. Further, notwithstanding any term in this Agreement or any exhibits to the contrary, Seller may, after the Closing, continue to sell all of its existing consigned inventory through its retailers and distributors and other marketing channels, and collect all of its current and future accounts receivable and Seller may conduct such activities using the License on a royalty free basis as described above. The terms of this Section 2.3 and the terms of Section 2.4 below shall survive the Closing.

2.4   Purchase Price Allocation. The parties agree to allocate the Purchase Price among the Purchased Assets and the non-competition covenants set forth in Section 10.4 of this Agreement as mutually agreed upon and to execute a memorandum (“Memo”) to confirm such allocation on or before February 28, 2007, subject to the following: (i) Each of the parties shall report the income tax consequences of the transactions called for in this Agreement in a manner consistent with the allocation set forth in such Memo; (ii) such allocation shall be followed in all tax returns of the Buyer and the Seller for the taxable year that includes the Closing Date; (iii) neither the Buyer nor the Seller will take any position inconsistent with such allocation unless otherwise required by applicable law; and (iv) for purposes of this Section 2.4, the determination of the Purchase Price and the consideration to be allocated on all required IRS forms and as reflected in the Memo shall be determined by Kelly & Co.(who will be retained by Seller and Seller shall pay for Kelly & Co’s fees for such determination) and such determination of Purchase Price by Kelly & Co. shall be binding on the parties hereto.

ARTICLE 3
LIABILITIES

3.1   Assumed Liabilities. The Buyer agrees to assume, pay and discharge as and when due the following liabilities of the Seller (the “Assumed Liabilities”):

(a)   Liabilities and obligations of the Seller under those quotes, bids, proposals, awards, customer orders, work-in-process, pending projects, contracts and purchase orders with customers given, entered into and accepted by the Seller and remaining uncompleted or outstanding on the Closing Date that are listed on Schedule 3.1(a);

(b)   Liabilities and obligations under the contracts listed on Schedule 3.1(b) but only to the extent such liabilities and obligations are to be performed on and after the Closing.

(c)   All product warranty obligations of Seller but only to the extent of the warranties described on Schedule 3.1(c); provided, however, that Buyer shall have no obligation to honor any rebate or refund claims of Seller’s customers;

(d)   All liabilities listed on Schedule 3.1(d) attached hereto;

(e)   All rent, percentage rent, utilities, common area charges, pass through charges, real property taxes and insurance payable under that certain lease of space at the Seller’s current location that accrue commencing on the Closing Date and ending on the earlier of: (i) four months thereafter; or (ii) the vacating of such location by Seller if Seller vacates such location prior to the end of such four (4)month period; and

(f)   Liabilities and obligations with respect to all Purchased Assets to the extent such liabilities and obligations accrue on and after the Closing.

3.2   Non-Assumption of Liabilities. With the exception of the Assumed Liabilities, the Buyer shall not assume, pay, perform, discharge, accept, or be responsible for any liabilities, accounts payable, debts or obligations of the Seller of any kind whatsoever, whether actual, contingent, accrued, known or unknown, including, without limitation, any relating to taxes, contracts, loans, breach of warranty claims, liabilities resulting from breach of contract, torts, illegal activity, unlawful business practice or any other liability or obligation whatsoever. All such non-assumed liabilities, debts and obligations shall remain the responsibility of the Seller, and Seller shall discharge all such liabilities in full or otherwise fully satisfy such liabilities. The Buyer hereby waives compliance by the Seller with the provisions of all applicable state bulk sales laws.

3.3   Employee Liabilities. The Buyer shall not assume, honor or accept any agreement relating to the Seller’s employees, leased employees or contractors, or any employee benefit plan of the Seller. Except for accrued vacation obligations of Seller’s employees, which are described in Schedule 3.1.(d) and which obligations shall be assumed by Buyer, the Seller shall be solely responsible for satisfying all obligations (whether arising under federal, state or local law, or pursuant to contract) which may arise or which may have arisen or accrued prior to the Closing Date in connection with the Seller’s employees, leased employees or contractors, the creation, funding or operation of any employee benefit plan, or which may arise in any claims by Seller’s employees, leased employees or contractors in connection with the termination of their employment or relationship with the Seller or the transactions described in this Agreement. Notwithstanding any provision in this Agreement to the contrary, in addition to any other obligation of Buyer, the Buyer shall pay for all compensation, benefits and payroll costs associated with Seller’s employees for the time period commencing December 15, 2006 and through December 31, 2006.

3.4   Further Cooperation; Consents to Assignment. Each of the Seller and the Buyer shall cooperate, and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. With respect to those agreements identified on Schedule 3.4 for which consents or approvals are not provided at Closing, from and after the Closing the Seller shall use commercially reasonable efforts to obtain the consent of the other party to each such agreement to the assignment thereof to Buyer. If such consent is not obtained with respect to any such agreement, such agreement shall not be assigned, but the Seller will cooperate with the Buyer in any reasonable arrangement designed to provide to the Buyer the benefits thereof and the Buyer's assumption of the obligations and liabilities of the Seller under any such agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF THE SELLER

In order to induce the Buyer to enter into this Agreement, the Seller makes the representations and warranties set forth in this Article 4, each of which shall be deemed to be independently material and relied upon by the Buyer, regardless of any investigation made by, or information known to, the Buyer.

4.1   Organization and Qualification.

(a)   The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Seller is qualified to transact business as a foreign corporation in the jurisdictions set forth on Schedule 4.1 attached hereto, and the Seller is not required to be so qualified in any other jurisdiction except where failure to be so qualified would not have a “Material Adverse Effect” on Seller. For purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on the financial condition, results of operations of the Stomp Business, taken as a whole, or on the ability of Seller to consummate timely the transactions contemplated hereby, or on the future sales of StompSoft products by the five largest customers of Seller.

(b)   The Seller has delivered to the Buyer complete and correct copies of the Seller's Articles of Incorporation and By-laws, as amended to the date hereof, certified by the Secretary of State of California and the Secretary of the Seller, respectively. The Articles of Incorporation and Bylaws are in full force and effect.  Seller is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

4.2   Ownership of Shares. Schedule 4.2 lists all the stockholders of the Seller and the shares owned by each. There are no outstanding options, warrants, calls, subscriptions, commitments, agreements, or other rights to purchase or dispose of any of the stock of the Seller, or other securities outstanding which are convertible into the stock of the Seller, and no other party has any right or option to acquire any equity interest in the Seller.

4.3   No Subsidiaries; Investments. The Seller has no subsidiaries, nor does it own any stock, bonds or other securities of, have any proprietary interest in, or control the management or policies (by means of a management contract or otherwise) of any other corporation, firm, association or business organization. No corporation, firm, association or business organization controls the management or policies (by means of a management contract or otherwise) of the Seller. “Control” in the preceding sentences means the power, by means of ownership of securities, contract or otherwise, to elect or designate a majority of the board of directors or other management policies of a corporation, firm, association or business organization. Except as disclosed on Schedule 4.3, Seller does not rely on any single vendor, service provider or distributor which reliance could reasonably have a material adverse effect on Seller or the Business.

4.4   Conflicting Obligations; Consents. Except as set forth in Schedule 4.4, the execution and delivery of this Agreement do not, and the consummation of the sale and purchase of the Purchased Assets and the Stomp Business contemplated hereby will not: (a) conflict with or violate any provisions of the Articles of Incorporation or Bylaws of the Seller; or (b) conflict with or violate any provisions of, or result in the maturation or acceleration of, or termination right under, any obligations under any contract (including customer contracts), agreement, instrument, document, lease, license, permit, indenture, or obligation, or any law, statute, ordinance, rule, regulation, code, guideline, order, arbitration award, judgment or decree, to which the Seller is subject or to which the Seller is a party, except where any such violation, maturation or acceleration would not have a Material Adverse Effect on the operation of the Stomp Business by Buyer after the Closing. Except as set forth on Schedule 4.4, no third-party consents, approvals or authorizations are necessary for the execution and consummation of the transactions contemplated hereby, nor are any such consents, approvals or authorizations required in order to enable the Buyer to enjoy the benefits of any contracts, agreements, instruments, documents, leases, licenses, permits, indentures or rights of the Seller in accordance with their existing terms.

4.5   Enforceability. This Agreement and all other agreements of the Seller contemplated hereby or to be delivered in connection herewith are or, upon the execution and delivery thereof, will be valid and binding obligations of the Seller, enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting enforcement of creditors’ rights generally, or general principles of equity.

4.6   Authorization. The Seller has all necessary power and authority to enter into and perform the transactions contemplated hereby in accordance with the terms and conditions hereof. The execution, delivery and performance of this Agreement by the Seller have been duly authorized and approved by the Seller’s Board of Directors and by its stockholders and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Seller.

4.7   Financial Statements; No Undisclosed Liabilities. Attached as Schedule 4.7A are true and complete copies of the financial statements (including balance sheets, statements of income and retained earnings, statements of cash flow, and any notes pertaining thereto of the Seller for its fiscal years ending December 31, 2004 and December 31, 2005, and interim financial statements for the period ending September 30, 2006 (collectively, the “Financial Statements”). The balance sheet as of September 30, 2006 is hereinafter referred to as the “Latest Balance Sheet.” The Seller’s books and records of accounts accurately reflect all of the assets, liabilities, transactions and results of operations of the Seller in all material respects, and the Financial Statements have been prepared based upon and in conformity therewith. Except as set forth in Schedule 4.7B, the Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) maintained and applied on a consistent basis throughout the indicated periods, and fairly present the financial condition and results of operation of the Seller in all material respects at the dates and for the relevant periods indicated. (except as may be indicated in the footnotes to the Financial Statements and that the interim financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount). Except as set forth on the Financial Statements or on the Liabilities Schedule attached as Schedule 4.7, Seller has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that are, individually or in the aggregate, material to the Stomp Business and that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for immaterial liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet.  All reserves established by Seller and set forth in the Financial Statements are in accordance with GAAP.  As of the date of the Latest Balance Sheet, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standard No. 5) that are not adequately provided for in the Latest Balance Sheet.

4.8   Taxes.

(a)   To the extent failure to do so would materially adversely affect the  Stomp Business or Buyer’s ownership or operation of the Stomp Business, Seller has timely filed all material Tax Returns that it was required to file.  All such Tax Returns have been true and complete in all material respects.  All Taxes owed by Seller (whether or not shown or required to be shown on any Tax Return) have been paid to the extent failure to do so would materially adversely affect the Stomp Business or Buyer’s ownership or operation of the Stomp Business.  No claim has ever been made in writing by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation in such jurisdiction.  To the extent failure to do so would materially adversely affect the Stomp Business or Buyer’s ownership or operation of the Stomp Business, Seller has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, or stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed in all material respects.  There is no material dispute or claim concerning any Tax liability of Seller (A) raised by any authority in writing or (B) of which Seller has knowledge.

(b)   For purposes of this Section:

(i) “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, windfall profits, custom duties, ownership interests, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary, or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(ii)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(c)  There are no waivers of the applicable statutes of limitations for such taxes for any period and no deficiency assessment or proposed adjustment of the Seller’s income taxes is pending.

4.9   Real Property.

(a)   No Owned Real Property. Seller does not own any interest in any real property.

(b)   No Leased Real Property to be Assumed. Seller does not lease any real property to be assumed by Buyer.

4.10     Personal Property; Good Title; Condition. Except for such personal property as has been disposed of in the ordinary course of the Seller’s businesses since the date of the Latest Balance Sheet, the Seller owns good and marketable title to all property which it purports to own (including, but not limited to, that reflected on the Latest Balance Sheet), as well as all property acquired by the Seller since the date of the Latest Balance Sheet. All tangible personal property reflected on the Latest Balance Sheet is actually on hand, increased and decreased by acquisitions and dispositions of such property in the ordinary course of business since the date of the Latest Balance Sheet. Seller’s equipment in regular use has been reasonably maintained, is in good condition and repair (normal wear and tear excepted), and, as of the Closing, will be owned by the Seller free and clear of all security interests (including any conditional sale or other title retention agreements), liens, claims, charges, pledges, exceptions, and defects of title and other encumbrances of any kind, except as otherwise set forth on Schedule 4.10. Schedule 4.10 lists all leases of tangible personal property under which the Seller is the lessee, and the Seller has delivered to the Buyer true and complete copies of each such lease. No default exists under any such lease, as to the payment of rent or otherwise. All tangible personal property owned or leased by the Seller is located upon the Seller's premises, except as otherwise set forth on Schedule 4.10. The Purchased Assets and Excluded Assets consist of all assets and rights used in, or useful to, Seller in the operation of the Stomp Business.

4.11     Inventory. The Inventory consists solely of raw materials, supplies, work-in-process and finished goods and has been valued as reflected in the Financial Statements.. The Inventory is usable and generally salable at normal profit margins and within customary time periods in the ordinary course of the Stomp Business and contains no material amount of slow-moving, obsolete or damaged items. The value at which Inventory is reflected on the Financial Statements reflects appropriate writedowns for slow-moving, obsolete and damaged merchandise. Except as noted in the Financial Statements and as disclosed in Schedule 4.11 herein, no Inventory has been consigned to others, nor is any Inventory consigned to the Seller.

4.12     Authorizations. Seller is in possession of all permits necessary for Seller to own, lease and operate its properties or to produce, store, distribute and market its products or otherwise to carry on the Stomp Business as it is now being conducted (the “Permits”), and, as of the date of this Agreement, none of the Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to the knowledge of Seller, threatened, except for such Permits for which the failure to possess or the suspension or termination of which would not, individually or in the aggregate, have a Material Adverse Effect. All of Seller’s Permits are listed on Schedule 4.12.  The operation of the Stomp Business by Seller is not in conflict with, or in default or violation of, any Permits, except for such conflict, default or violation of which would not have a Material Adverse Effect.

4.13     Litigation. Except as set forth on Schedule 4.13, there is no litigation, claim, proceeding or investigation pending, or, to the Seller’s knowledge, threatened against or relating to the Seller, its properties or business, or the transactions contemplated herein. Schedule 4.13 discloses, with respect to each item described thereon, the name or title of the action (and parties or potential parties thereto), a description of the nature of the action or claim, and an estimate of the maximum liability of the Seller in the event of an adverse result. Except as so described, the Seller knows of no state of facts or circumstances which reasonably could be expected to ripen into litigation, proceeding or investigation or have a material adverse effect on the properties or business of the Seller. Except as described on Schedule 4.13, there is no outstanding order, decree or stipulation issued by any federal, state or local authority to which the Seller is a party or subject and which has or may have a Material Adverse Effect. No injunction, judgment, or other order has been issued by any court or governmental authority in any legal action or proceeding instituted by a third party against Seller or any of its assets arising by reason of the acquisition of the Stomp Business pursuant to this Agreement, which restrains, prohibits or invalidates or seeks to restrain, prohibit or invalidate, the consummation of the transactions contemplated by this Agreement, or seeks damages related thereto.

4.14     Compliance With Law. The conduct of the Stomp Business does not violate, nor is Seller in default under, any law, statute, ordinance, rule, regulation, code, license, permit, guideline, order, arbitration award, judgment or decree, including, without limitation, civil rights legislation, equal employment opportunity legislation, occupational safety and health legislation, legislation pertaining to illegal bribes or kickbacks except for any such violation that would not have a Material Adverse Effect on the conduct of the Stomp Business.  No investigation or review by any Governmental Entity is pending or, to Seller’s knowledge, has been threatened in a writing delivered to Seller against Seller, nor, to Seller’s knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Seller. There is no agreement, judgment, injunction, order or decree binding upon Seller which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Buyer as the successor to the Stomp Business.

4.15     Environmental Laws. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of Seller (i) Seller is in compliance with all federal, state, local and foreign statutes, codes, laws, ordinances, regulations, rules, guidance, notices, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses relating to pollution or the protection of human health or the environment (“Environmental Laws”); (ii) all past noncompliance of Seller with Environmental Laws has been resolved without any pending, ongoing or future obligation, cost or liability; and (iii) Seller has not released a Hazardous Waste, Hazardous Material or Hazardous Substance (as defined in any Environmental Law) at, or transported a Hazardous Material to or from, any real property leased or occupied by Seller, in violation of any Environmental Law.

4.16     Employees.

(a)   Schedule 4.16 lists all individuals currently employed by the Seller or engaged as independent contractors in connection with the Stomp Business (excluding all attorneys, accountants, consultants and other advisors engaged for purposes of this transaction), the current pay arrangement for each such person, and a description of any written or oral agreements with such individuals that are not terminable by the Seller at will. All payments to the Seller’s employees which would have been paid in the ordinary course of business consistent with the Seller’s past practices on or before the Closing Date shall have been paid as of the Closing with respect to any of Seller’s employees whose employment with Seller is terminated as of the Closing. No promises or representations have been made by the Seller to any employee of the Seller with respect to his employment by the Buyer after the Closing, or the terms thereof.

(b)   Seller is not a party to any collective bargaining or other labor union contract applicable to persons employed by Seller, and no collective bargaining agreement is being negotiated by Seller.  As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Seller pending or, to the knowledge of Seller, threatened that may interfere with the business activities of the Stomp Business.  As of the date of this Agreement, to the knowledge of Seller, neither Seller nor any of its representatives or employees has committed any unfair labor practice in connection with the operation of the Stomp Business, and to Seller’s knowledge, there is no charge or complaint against Seller by the National Labor Relations Board or any comparable governmental entity pending or threatened in writing.

(c)   Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Seller is in compliance with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices.  There are no controversies pending or, to the knowledge of Seller, threatened, between Seller and any of its employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic, and to Seller’s knowledge, there are no existing factors or circumstances that could reasonably be expected to result in such an action, suit, proceeding, claim, arbitration or investigation.  To the knowledge of Seller, no employees of Seller are in violation of any material term of any employment Contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Seller because of the nature of the business conducted or presently proposed to be conducted by Seller or to the use of trade secrets or proprietary information of others.  Seller has not received since June 30, 2006, any written or, to Seller's knowledge, oral notice that any such employee intends to terminate his or her employment with the Stomp Business.

(d)   Schedule 4.16 lists all proposed or anticipated bonuses to be paid to any employee, representative or agent of the Stomp Business through or relating to activities performed prior to the Closing Date.

(e)        Foreign Employees. There are no officers or employees, current or former, of the Seller working outside the United States.

4.17    Employee Benefits.

(a)   Schedule 4.17 to this Agreement is a list of all Seller’s current employment contracts, collective bargaining agreements, and pension, bonus, profit-sharing, stock option, or other agreements providing for employee remuneration and benefits, and the Seller has provided the Buyer with true and complete copies of each. Seller and its transferees shall remain responsible for all compensation and benefits claimed by Seller’s employees with respect to employment by Seller, including any claims resulting from their termination of employment as a result of the transaction contemplated hereby. Buyer shall not have any responsibility therefor.

(b)   Exclusivity. The Seller has no material responsibility or liability, contingent or otherwise, with respect to any employee benefits for or on behalf of its employees other than under the Plans listed on Schedule 4.17. The Seller has the right to amend or terminate, without the consent of any other person, any Plan, except as prohibited by law. None of the Plans is (i) a multiemployer plan (as such term is defined in Section 3(37) of ERISA), or (ii) an arrangement providing medical or other welfare benefits to retirees or other former employees or their beneficiaries, except as required under COBRA and similar state statutes.

4.18     Intellectual Property.

(a)   “Intellectual Property Rights” shall mean any and all of the following which are used and/or owned by Seller, along with all income, royalties, damages and payments due or payable after the Closing, including, without limitation, damages and payments for infringements or misappropriations thereof occurring after Closing, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof, utility model registrations and applications; design registrations and applications; trademarks, service marks, trade dress, logos, trade names, Internet sites, email domain names, email addresses and corporate names together with all goodwill associated therewith, copyrights registered or unregistered and copyrightable works; mask works; and all registrations, applications, and renewals for any of the foregoing; trade secrets and confidential information (including without limitation, ideas, formulae, compositions, manufacturing and production processes and techniques, research and developmental information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); computer software and software systems (including, without limitation, data, databases, object code, source code, executable code and firmware and related documentation); licenses or other agreements including but not limited to those assigning, waiving or relating to rights of publicity, moral rights or neighboring rights to or from third parties; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on Schedule 4.18.

(b)   Schedule 4.18 sets forth a complete and correct list of (i) all patents, trademark and service mark registrations, copyright registrations and other Intellectual Property Rights registered by Seller as well as all pending applications therefor; (ii) all business names, trade names and material unregistered trademarks used by Seller (to the extent not reflected on other schedules attached hereto) as its own marks; (iii) all material computer software owned or used by Seller (other than commercial software products generally available to users); (iv) all other material licenses or similar agreements for the Intellectual Property Rights to which Seller is a party, in each case identifying the subject Intellectual Property Rights; and (v) all Internet sites and email domain names owned or used by Seller in the Stomp Business.

(c)   Except as set forth on Schedule 4.18, (i) Seller owns, free and clear of any security interests and has a valid and enforceable right to, each of the Intellectual Property Rights as described on Schedule 4.18 other than the Intellectual Property Rights that Seller licenses from others, as to which Seller has a valid and enforceable right to use such licensed Intellectual Property Rights, and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property Rights has been made, is currently outstanding or, to Seller's knowledge, is threatened; (ii) the Intellectual Property Rights comprise all material intellectual property rights which are currently being used by Seller or which are necessary for the operation of the Stomp Business as currently conducted by Seller; (iii) to Seller's knowledge, no present or former member, shareholder, officer, director, manager, agent, consultant or independent contractor of Seller owns or has any other right in or to, or has claimed any ownership or other right in or to, any Intellectual Property Rights which are necessary or desirable in connection with the Stomp Business as now conducted; (iv) no loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights is, to Seller’s knowledge, threatened, or is pending, except for those which could not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect on the Stomp Business; (v) Seller has not received any notices of, nor is Seller aware of any facts which indicate a likelihood of any infringement or misappropriation by, or conflict with, any third party with respect to any of the Intellectual Property Rights including, without limitation, any demand or request by Seller that such third party license any of the Intellectual Property Rights from Seller or to Seller; (vi) to Seller’s  knowledge, Seller has not infringed, misappropriated or otherwise conflicted with any rights, including intellectual property rights of any third parties, and Seller is not aware of any infringement, misappropriation or conflict by Seller of any third-party patent, trademark, copyright or other intellectual property right or of any such infringement, misappropriation or conflict which shall occur as a result of the continued operation of the Stomp Business, as currently conducted, and there is no demand or request from a third party that Seller take a license under any intellectual property right; and (vii) none of the Intellectual Property Rights owned or used by Seller are, to Seller’s knowledge, being infringed, misappropriated or conflicted by any third party.

(d)   Seller has taken commercially reasonable and practical steps to protect its trade secrets and other confidential information.

(e)   Seller represents that the Intellectual Property Rights being transferred to Buyer include all of Seller's rights, if any, in and to the relevant source and executable codes for Seller's software along with all of Seller's rights, if any, in and to any existing modifications, bug fixes and enhancements that have been developed by or for Seller for use with Seller’s software.

(f)   All personnel, including employees, officers, directors, agents, consultants and contractors, who have contributed to or participated in the conception, use or development of the Intellectual Property Rights have executed agreements that require such personnel to assign any and all interest in the Intellectual Property Rights to Seller and to keep confidential all trade secrets, proprietary data, customer information or other business information of Seller.  No such personnel is a party to any Contract with any Person other than Seller that requires such personnel to assign interest in any Intellectual Property Rights to any Person other than Seller.

(g)   Except for escrow agreements executed in the ordinary course of business with persons listed on Schedule 4.18, and persons listed on Schedule 4.18 who are bound by an appropriate confidentiality Contract, the source code and system documentation relating to Seller's software programs (i) have been disclosed by Seller only to personnel who have a “need to know” the contents thereof in connection with the performance of their duties to Seller, and (ii) have not been disclosed to any third party.

4.19     Customers and Suppliers.

(a)   Schedule 4.19A lists all the customers of the Seller during the period January 1, 2005 to the date hereof. Except as described on Schedule 4.19A, Seller is not aware of any adverse change in its relationships with respect to customers with which it is currently doing business or of any intention of any customer with which it is currently doing business to terminate or reduce its business relationship with the Seller prior to the Closing or fail to continue such relationship with the Buyer. The Seller has delivered to the Buyer true and complete copies of all existing Customer Contracts. For these purposes, Seller shall be considered to be currently doing business with all customers identified on Schedule 4.19A.

(b)   For purposes of this Agreement, “Material Customer” shall mean Seller’s top ten (10) customers during the twelve (12) month period ended December 31, 2005, and top ten (10) customers during the nine (9) month period ended September 30, 2006, based upon total dollars invoiced in such period. The Material Customers for each such period are listed on Schedule 4.19B. To Seller’s knowledge, the consummation of the transactions contemplated hereunder will not have any Material Adverse Effect on the business relationship of Seller with any Material Customer.

(c)   Seller has received no written, or to the knowledge of Seller, oral notice from any material customer or supplier of Seller that such customer does not intend to pay for services rendered or products purchased, such customer is dissatisfied with any service or product of Seller in any material respect, such supplier does not intend to continue to supply goods or services to Seller or there exists any breach or event of default under any Contract with such customer or supplier, no material customer or supplier has cancelled or otherwise terminated, or to Seller's knowledge, threatened to cancel or otherwise terminate, its relationship with the Stomp Business since December 31, 2005.  Seller has no agreements or arrangements establishing, creating or relating to any rebate, promotion or other allowance that involves any obligation or liability to any customer that is material.

4.20     Contracts. Set forth on Schedule 4.20 is a list of the following Contracts to which Seller is a party or by which or to which any of the assets of Seller is bound or subject, in effect on the date hereof (collectively, the “Material Contracts”), true and complete copies of which have been provided or made available to Buyer:

(a)   distributor, sales, marketing, vendor, advertising, financial advisory, broker-dealer, agency or manufacturer’s representative Contracts involving more than $25,000;

(b)   continuing Contracts for the purchase or provision of materials, supplies, equipment or services involving in the case of any such Contract more than $25,000 over the life of the Contract;

(c)   Contracts that expire, or may be renewed at the option of any Person (as defined herein) other than Seller so as to expire, more than one year after the date of this Agreement and involving more than $25,000 in the aggregate;

(d)   trust indentures, mortgages, promissory notes, loan agreements or other Contracts for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(e)   Contracts for capital expenditures in excess of $25,000 in the aggregate;

(f)   Contracts currently in effect that were entered into in the ordinary course of business and that involve the payment or receipt of consideration in excess of $25,000;

(g)   Contracts for the sale, lease or sublease of real property;

(h)   Contracts for the sale of any material assets or properties of Seller or for the grant to any Person any preferential rights to purchase any material assets or properties of Seller, other than in the ordinary course of business;

(i)   Contracts establishing joint ventures or partnerships;

(j)   Contracts containing any material obligations or liabilities of any kind to holders of ownership interests of Seller except for contracts for the sale or purchase of such ownership interests which have been fully performed;

(k)   Contracts relating to the acquisition by Seller of any operating business or any capital stock of any other Person;

(l)   Contracts requiring the payment to any Person of any material override or similar commission or fee in excess of $25,000;

(m)   Contracts with any current or former officer or director, including any employment or deferred compensation Contract and any compensation, bonus, incentive plan, severance or change-in-control Contract;

(n)   Agreements of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person that involve the potential payment by Seller of amounts in excess of $25,000 in the aggregate; or

(o)   Contracts that were not made in the ordinary course of business and that are material to Seller taken as a whole.

Seller is not in violation of or in default under (nor has there occurred any event that with the giving of notice or the expiration of any cure period would result in such a violation of or default under) any Material Contract, except for such violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.  Each Material Contract is in full force and effect and is a legal, valid and binding obligation of Seller and, to the knowledge of Seller, each of the other parties thereto, enforceable in accordance with its terms, in each case, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors’ rights generally and to general principles of equity (whether applied in a proceeding in law or equity).  As used herein, “Person” shall mean any person, limited liability company, partnership, trust, corporation or other entity.

4.21     Product Warranties. Schedule 4.21 sets forth the Seller’s policy regarding warranties on its products and services and all warranty claims made against Seller since January 1, 2004. Seller has provided no written warranties not described on Schedule 4.21.

4.22     Insurance. Schedule 4.22 lists all policies of insurance and all surety and other bonds to which the Seller now is a party, specifying for each policy or bond the insurer, the term, whether or not such policy is in full force and effect, the amount of coverage, the type of insurance, any pending claims thereunder, and any notice which has been given, or grounds which exist, to cancel any of such policies or bonds or to reduce the coverage provided thereby.

4.23     Absence of Questionable Payments. Neither the Seller nor, to the knowledge of Seller, any of its respective officers, directors, agents or employees purporting to act on its behalf has authorized or made, or agreed or offered to make, any payment of, or promise to pay, any money or anything of value, or any use of the Seller’s assets (i) to or on behalf of an official of any government or foreign government, or political party or official thereof or candidate for political office (domestic or foreign), or other person, to or for any purpose except as permitted by applicable law, (ii) for any of the purposes described in Section 162(c) of the Internal Revenue Code, or (iii) for establishment or maintenance of any concealed fund or concealed bank account. Neither Seller nor, to the knowledge of Seller, any director, officer, agent or employee of Seller (in his or her capacity as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment. To Seller’s knowledge, no officers, directors, partners, employees, agents or affiliates or any other person acting on behalf of Seller has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, official or employee of any governmental body, governmental body or any political party or candidate for office (domestic or foreign) or other person who was, is or may be in a position to help or hinder the business of Seller (or assist Seller in connection with any actual or proposed transaction) which would be reasonably expected to (i) subject Seller, or any other individual or entity to any damage or penalty in any legal proceeding, (ii) if not given in the past, cause a Material Adverse Effect on the Stomp Business, or (iii) if not continued in the future, could cause a Material Adverse Effect on the Stomp Business.

4.24     Recent Changes.

(a)   Except as disclosed on Schedule 4.24, since the date of the Latest Balance Sheet, there has not occurred or been incurred:

(i)  any material adverse change in the condition (financial or otherwise) of the Stomp Business including without limitation, a material adverse change in, or loss of, a material relationship with any customer or other person, except changes in the ordinary course of business which have not individually or in the aggregate had a Material Adverse Effect;

(ii)  any damage, destruction or loss (whether or not covered by insurance) which would have a Material Adverse Effect;

(iii)  any change in the accounting methods or practices followed by the Seller or any change in depreciation or amortization policies or rates heretofore adopted which is in any way material to the Stomp Business or the Financial Statements;

(iv)  any material debt, obligation or liability to any person or entity entered into or incurred by the Seller (whether or not presently outstanding), except liabilities incurred and obligations entered into in the ordinary course of business, or those that are not Assumed Liabilities;

(v)  any sale, lease, assignment, transfer, license, abandonment, pledge, mortgage or other disposition by the Seller, other than in the ordinary course of business, of any equipment or other asset or operating property, or the sale, assignment, transfer, license, pledge, mortgage or other disposition by the Seller of any intangible asset, which is material to the Stomp Business or the Financial Statements;

(vi)  any labor trouble, strike, dispute, slowdown, stoppage or other occurrence, event or condition of any similar character, concerning the Stomp Business or the Seller;

(vii)  any waiver or release of any right or claim of material value to Seller’s business;

(viii)  any wage or salary increase or bonus, or increase in any other direct or indirect compensation for or to any employee, officer, director, consultant, agent or other representative, other than to non-officers or non-director employees, consultants, agents or other representatives in the ordinary course of business consistent with past practice;

(ix)  any pledge or encumbrance, voluntarily or involuntarily, of any of its assets or properties, except for liens for current taxes which are not yet delinquent or which are being contested in good faith and purchase-money liens arising out of the purchase or sale of products made in the ordinary course of business and in any event not in excess of $15,000 for any single item or $25,000 in the aggregate;

(x)  any material change of any of its business policies or practices, including advertising, marketing, pricing, purchasing, personnel, sales or budget policies;

(xi)  any agreement to do any of the foregoing; or

(xii)  any material adverse change in the conduct or nature of the Stomp Business, whether or not made in the ordinary course of business.

4.25     Business Activity Restriction.  There is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which Seller is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or materially impairing the conduct of the Stomp Business as currently conducted.  Seller has not entered into any agreement under which Seller is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

4.26     Export Control Laws.  Seller has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations, except for such violations which would not have, individually or in the aggregate, a Material Adverse Effect.

4.27     Brokerage. The Seller has not incurred, or made commitments for, any brokerage, finders' or similar fee in connection with the transaction contemplated by this Agreement, other than as set forth in Schedule 4.27.

4.28     Transactions with Affiliates. No executive officer, director, Affiliate or equity owner of Seller has engaged in any business dealings with Seller during the last three years other than business dealings engaged on behalf of Seller in which such Person had no pecuniary interest other than compensation from Seller or such Person’s equity ownership interest in Seller.  “Affiliate” of a Person shall mean:  (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity. No stockholder, director, officer or employee of the Seller, or any member of his or her immediate family or any other of its, his or her affiliates, owns or has a 5% or more ownership interest in any corporation or other entity that is a competitor, supplier or customer of the Seller.

4.29     Employee Complaints.  Since December 31, 2005, to Seller's knowledge, Seller has not discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee (i) who had previously submitted to his or her supervisor or anyone else in a position of authority with Seller any written, or to the knowledge of Seller, oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by Seller or its employees relating to accounting, internal accounting controls or auditing matters, or (ii) who has provided information to, or otherwise assisted any investigation by, any law enforcement, regulatory or other governmental authority or a member of the United States Congress.  Since December 31, 2005, no employee of Seller to knowledge of Seller (i) has submitted to his or her supervisor or to someone else in a position of authority any written or oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by Seller or its employees relating to accounting, internal accounting controls or auditing matters or (ii) has provided information to, or otherwise assisted any investigation by, any law enforcement, regulatory or other governmental authority or a member of the United States Congress.

4.30     Business Information.  The pipeline report included in Schedule 4.30 represents known active interactions with prospective customers regarding the potential sale of Seller's software and services.  This report in no way represents or guarantees that such prospective customers will choose to purchase software or services from Seller or its successors.

4.31     Investment Representations by Seller.

(a)   Seller understands that the Buyer Shares are being offered and issued to it in reliance on specific exemptions from the registration requirements of the Securities Act and state securities laws and that Buyer is relying in part upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Buyer Shares.

(b)   The Buyer Shares are being acquired by Seller for its own account, and not for any other Person, for investment only and not being acquired with a view to or for the resale, distribution, subdivision, or fractionalization thereof. Seller agrees not to sell, hypothecate or otherwise dispose of the Buyer Shares unless they have been registered under the Securities Act and applicable state securities laws or in the opinion of counsel to Buyer, an exemption therefrom is available.

(c)   Seller has read this Agreement and all other documents provided by Buyer in connection herewith, including the Buyer’s reports as filed with the Securities and Exchange Commission (“SEC”), and fully understands the terms and conditions under which the Buyer Shares are being issued to it pursuant hereto. Buyer has made available to Seller the opportunity to ask questions of and receive answers from Buyer concerning the business of Buyer and the terms and conditions under which Buyer Shares will be issued to it and to obtain any additional information which Buyer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished in connection with this Agreement or in response to any request for information.

(d)   Seller agrees that the Buyer Shares shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR HYPOTHECATED OR OFFERED FOR SALE, TRANSFER OR HYPOTHECATION UNLESS A REGISTRATION STATEMENT UNDER THAT ACT AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS THEN IN EFFECT OR, IN THE REASONABLE OPINION OF COUNSEL TO THE ISSUER, SUCH REGISTRATION IS NOT REQUIRED.

4.32     Bankruptcy. Seller has not filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof; made any general assignment for the benefit of creditors; or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding which has not been discharged prior to the date hereof.

4.33     Survival; Limitation on Liability. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and shall not be affected by any examination made for or on behalf of Buyer, the knowledge of Buyer, or the acceptance by Buyer of any certificate or opinion.

4.34     Disclosure. No representation or warranty of Seller contained in this Agreement and no statement in the Disclosure Schedules, certificate, instrument or other writing furnished or to be furnished by the Seller to Buyer pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue or inaccurate statement in any material respect or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5
REPRESENTATIONS OF THE BUYER

In order to induce the Seller to enter into this Agreement, the Buyer makes the following representations and warranties, each of which shall be deemed to be independently material and relied upon by the Seller, regardless of any investigation made by, or information known to, the Seller.

5.1   Organization. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Buyer is qualified to transact business as a foreign corporation in the jurisdictions set forth on Schedule 5.1 attached hereto, and the Buyer is not required to be so qualified in any other jurisdiction except where failure to be so qualified would not have a Material Adverse Effect on Buyer. Buyer has delivered to the Seller complete and correct copies of the Buyer’s Certificate of Incorporation and By-laws, as amended to the date hereof, certified by the Secretary of State of Delaware and the Secretary of the Buyer, respectively.

5.2   Enforceability; Conflicting Obligations. This Agreement and all other agreements of Buyer contemplated hereby are or, upon the execution thereof, will be the valid and binding obligations of Buyer enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting enforcement of creditors’ rights generally, or general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the purchase of the Purchased Assets will not, conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Buyer, nor any provisions of, or result in the acceleration of, any obligation of the Buyer.

5.3   Authorization. Buyer has all necessary power and authority to enter into and perform the transactions contemplated herein in accordance with the terms and conditions hereof. The execution and delivery of this Agreement, and the performance by Buyer of its obligations contained herein, have been duly approved by Buyer's Board of Directors.

5.4   Issuance of Shares. All shares of Buyer that are to be issued to Seller upon the Closing have been duly authorized and are fully paid and nonassessable.

5.5   Brokerage. The Buyer has not incurred, nor made commitment for, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement, other than as set forth on Schedule 5.5.

5.6   SEC Filings; Buyer Financial Statements.

(a)   Since October 1, 2005, Buyer has filed all forms, reports and documents required to be filed by Buyer with the SEC and has made available to Seller and will continue to make available to the Seller such forms, reports and documents in the form filed with the SEC (if and to the extent such forms, reports and documents are not available on EDGAR) until the Closing. All such required forms, reports and documents (including those that Buyer may file subsequent to the date hereof and including, without limitation all amendments filed on or after October 1, 2005 that relate to periods of time prior to October 1, 2005)are referred to herein as the “SEC Reports.” As of their respective dates, the SEC Reports (i) were prepared in accordance with and comply with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports and (ii) did not at the time they were filed (or if subsequently amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)   Each of the consolidated financial statements (including, in each case, any related ones thereto) contained in the SEC Reports (the “Buyer Financials”), was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB, 8-K or any successor form under the Exchange Act) and fairly presented the consolidated financial position of the Buyer and its subsidiaries as at the respective dates thereof and the consolidated results of Buyer’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain all the footnotes required by GAAP for audited statements, and were or are subject to normal and recurring year-end adjustments that Buyer does not expect to be material, individually or in the aggregate. The Buyer’s Financials (including any related notes) contained or incorporated by reference in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto. Buyer has not been notified by its independent auditors or the staff of the SEC that such auditors or the staff of the SEC, as the case may be, are of the view that any financial statement included in any registration statement filed by Buyer under the Securities Act or any periodic or current report filed by Buyer under the Exchange Act should be restated, or that Buyer should modify its accounting in future periods in a manner that would be materially adverse to Buyer. Buyer has delivered to Seller accurate and complete copies of all SEC Reports other than such documents that can be obtained on the Securities and Exchange Commission’s (SEC) website at www.sec.gov. Except as would not have a Material Adverse Effect on Buyer, all statements, reports, schedules, forms and other documents required to have been filed by Buyer with the SEC have been filed on a timely basis. None of the Buyer’s subsidiaries is required to file any documents with the SEC under the Exchange Act. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the SEC Reports (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable laws or rules of applicable governmental and regulatory authorities.

(c)   Except as described in the SEC Reports, (i) Buyer maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and (ii) such disclosure controls and procedures are designed to ensure that all material information concerning Buyer is made known on a timely basis to the individuals responsible for the preparation of Buyer’s filings with the SEC and other public disclosure documents.

(d)   Buyer’s auditor has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) to the knowledge of Buyer, a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Buyer and the Buyer’s subsidiaries within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of Buyer, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(e)   Schedule 5.6 lists, and Buyer has delivered to Seller accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-B under the Exchange Act) effected by Buyer since December 31, 2005.

ARTICLE 6
CONDITIONS TO CLOSING

6.1       Conditions to Obligations of Buyer. The obligations of the Buyer hereunder are subject to the fulfillment to the Buyer’s satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing in whole or in part by the Buyer:

(a)   All proceedings taken in connection with the transactions contemplated hereby and all instruments and documents incident thereto shall be satisfactory in form and substance to the Buyer and its counsel. Without limiting the generality of the foregoing, the Buyer shall have received copies of resolutions adopted by the Board of Directors and stockholders of the Seller authorizing the execution, delivery and performance of this Agreement, certified to by the Secretary of the Seller; a certificate of incumbency relating to the Seller’s officers and a certificate of good standing relative to Seller recently certified by the Secretary of State of its state of organization.

(b)   The representations and warranties of the Seller contained herein shall be true and correct as of the date hereof.

(c)   The Seller shall have in all respects performed and complied with each of the agreements, covenants, terms and conditions hereof applicable to it which were to be performed or complied with on or prior to the Closing Date.

(d)   Since December 31, 2005, there shall have been no Material Adverse Effect relating to the Seller or the Stomp Business, except as otherwise disclosed by Buyer in this Agreement or the Schedules hereto.

(e)   The Seller shall have delivered to the Buyer on the Closing Date a certificate, dated that date, to the effect of each of the provisions of Sections 6.1(b) and (c).

(f)   The Seller shall have furnished to the Buyer on the Closing Date an opinion of its counsel, in substantially the form of Exhibit 6.1(f) hereto.

(g)   No action or proceeding shall have been instituted or threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation thereof or which might, in the reasonable judgment of the Buyer, make the consummation thereof inadvisable.

(h)   All consents, permits and waivers necessary for consummation of the transactions contemplated by this Agreement shall have been obtained.

(i)   Buyer shall have made satisfactory arrangements for the employment of the individuals listed on Schedule 6.1(i).

(j)   Seller shall execute and deliver to Buyer a Stock Pledge Agreement in the form attached hereto as Exhibit 6.1(j) and there shall be delivered to the Pledgeholder thereunder one or more stock certificates for 5,000,000 shares of Buyer’s Common Stock..

(k)   Seller shall have provided Buyer with audited financial statements of Seller for the years ended December 31, 2004 and 2005, with an unqualified opinion from Kelly & Co.

(l)   All actions to be taken by the Seller at the Closing, including without limitation the execution and delivery of the Conveyance Agreement and all other agreements and documents required by this Agreement, shall have been taken.

(m)   The Seller shall have taken such action as may be necessary or appropriate to effect a change of name to one substantially different in sound and appearance from the name “StompSoft, Inc.” The Seller agrees that the Buyer may use such names immediately upon Closing, irrespective of the date upon which the Seller’s name is changed by law.

(n)   The Buyer shall have obtained current Uniform Commercial Code and state, local and federal tax, sales and unemployment compensation tax, judgment, bankruptcy and similar lien searches showing no liens, security interests, claims or judgments against the assets of the Seller other than as set forth on Schedule 4.10, and any such liens, security interests, claims and judgments shall have been removed, other than as set forth on Schedule 6.1(n).

6.2       Conditions to Obligations of the Seller. The obligations of the Seller hereunder are subject to the fulfillment to the Seller’s satisfaction, on or before the Closing Date, of each of the following conditions, any or all of which may be waived in writing in whole or in part by the Seller:

(a)   All proceedings taken in connection with the transactions contemplated hereby and all instruments and documents incident thereto shall be satisfactory in form and substance to the Seller and its counsel. Without limiting the generality of the foregoing, the Seller shall have received copies of resolutions adopted by the Board of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement, certified to by the Secretary of the Buyer; a certificate of incumbency relating to the Buyer’s officers; and a certificate of good standing relative to the Buyer recently certified by the Secretary of State of its state of organization.

(b)   The representations and warranties of the Buyer contained herein shall be true and correct on and as of the date hereof.

(c)   The Buyer shall have in all respects performed and complied with each of the agreements, covenants, terms and conditions hereof applicable to the Buyer.

(d)   The Buyer shall have delivered to the Seller on the Closing Date a certificate of an executive officer of Buyer, dated that date, to the effect of the provisions of Section 6.2(b) and (c) and such other certificates as the Seller and its counsel may reasonably request.

(e)   The Buyer shall have furnished to the Seller on the Closing Date an opinion of its counsel, Ellis Funk, P.C., in substantially the form of Exhibit 6.2(e) hereto.

(f)   The Buyer shall have executed and delivered to Seller a Registration Rights Agreement in substantially the form of Exhibit 6.2(f) hereto.

(g)   No action or proceeding shall have been instituted or threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation thereof.

(h)   All actions to be taken by the Buyer at the Closing, including, without limitation, the payment of the cash consideration, issuance of the Buyer Shares and the execution and delivery of all other agreements and documents, shall have been taken.

ARTICLE 7
INDEMNIFICATION BY THE SELLER

7.1       Indemnification. Notwithstanding the Closing, and regardless of any investigation made by or on behalf of the Buyer, or any information known to the Buyer, the Seller, subject to the terms and conditions of this Article 7, shall indemnify and save the Buyer, its stockholders, officers, directors, employees, consultants and agents and their respective successors and assigns (collectively, as used in this Article 7, the “Indemnitees”) harmless from and against any and all losses, claims, damages, liabilities, costs, expenses or deficiencies including, but not limited to, reasonable attorneys' fees and other costs and expenses reasonably incident to proceedings or investigations or the defense or settlement of any claim or claims, incurred by or asserted against the Indemnitees or the Purchased Assets due to or resulting from: (i) the inaccuracy or breach of any representation or warranty of the Seller given in or pursuant to this Agreement; (ii) any breach or default in the performance by the Seller of any of its covenants, obligations or agreements in or pursuant to this Agreement; (iii) any liability or obligation of the Seller other than the Assumed Liabilities; and/or (iv) the ownership or conduct of the Stomp Business or the ownership or use of the Purchased Assets at any time prior to the Closing, or any incident, occurrence, condition or claim arising or accruing prior to the Closing and relating to the operation or conduct of the Stomp Business or the ownership or use of the Purchased Assets prior to the Closing, other than an Assumed Liability and any liability or obligation with respect to which the Seller is entitled to be indemnified pursuant to Section 8.1 hereof. The foregoing are collectively referred to in this Article 7 as “Indemnifiable Damages.”

7.2       Indemnification Limitations.

(a)   Limitations on Indemnifiable Damages. Notwithstanding the foregoing, the Indemnitees shall not be entitled to recover Indemnifiable Damages for any matter described in Section 7.1 hereof unless and until the aggregate of all claims for Indemnifiable Damages asserted pursuant to Section 7.1 hereof exceeds $10,000 (the “Deductible”), provided that if such claims exceed the Deductible in the aggregate, the Indemnitees shall be entitled to recover all amounts of Indemnifiable Damages; further, provided, however, that notwithstanding any provision in this Agreement to the contrary, in no event shall the aggregate of the Indemnifiable Damages described in Section 7.1 hereof exceed the total amount of $2,050,000 (the “Cap”).

(b)   Tax Provision. In computing the amount of Indemnifiable Damages, there shall be deducted therefrom an amount equal to the net, actual income tax savings, if any, demonstrably resulting to the Indemnitees from the income tax deduction or deferral and amounts received or provided for Indemnitees’ benefit pursuant to policies of insurance, if any, to which the Indemnitees shall become entitled as a consequence of any loss, claim, damage, liability, cost, expense or deficiency giving rise to the Indemnifiable Damages, but only to the extent that such income tax savings would not be offset by adverse tax consequences to the Indemnitees by reason of receipt of the Indemnifiable Damages or such proceeds of insurance. Buyer waives for itself and its insurance providers all rights of subrogation and assignment against the Seller related to Indemnifiable Damages.

(c)   Exclusive Remedy. The indemnification provisions of Article 7 are the exclusive remedy of the Indemnitees for Indemnifiable Damages arising thereunder, except for those arising by reason of any breach of the covenants contained in Article 10 and as to which the Buyer may pursue all rights and remedies available to it at law or in equity.

(d)   Exclusion. Indemnifiable Damages for purposes of Article 7 shall exclude and the Seller shall not be obligated to indemnify Buyer or otherwise be liable for any consequential damages. For purposes of Article 7 and Article 8, Indmnifiable Damages shall be reduced by insurance proceeds paid to the indemnified party and the indemnifying party shall not be obligated for Indemnifiable Damages to the extent of such insurance proceeds.

7.3       Procedures for Making Claims. If and when the Indemnitees desire to assert a claim for Indemnifiable Damages against the Seller pursuant to the provisions of this Article 7, the Indemnitees shall deliver to the Seller, reasonably promptly after the Indemnitees’ receipt of a claim or specific and affirmative awareness of a potential claim, a certificate signed by the Buyer’s secretary (as used in this Article 7, the “Notice of Claim”): (i) stating that the Indemnitees have paid or accrued (or intend to pay or accrue) Indemnifiable Damages to which they are entitled to indemnification pursuant to this Article 7 and the amount thereof (to the extent then known); and, (ii) specifying to the extent possible (A) the individual items of loss, damage, liability, cost, expense or deficiency included in the amount so stated, (B) the date each such item was or will be paid or accrued and (C) the basis upon which Indemnifiable Damages are claimed. If the Seller shall object to such Notice of Claim, the Seller shall promptly deliver written notice of objection (as used in this Article 8, the “Notice of Objection”). The Notice of Objection shall set forth the grounds upon which the objection is based and state whether the Seller objects to all or only a portion of the matter described in the Notice of Claim. Any such claim or claims shall ultimately be resolved by agreement of the parties or litigation. If it shall be determined that the Indemnitees shall be entitled to any Indemnifiable Damages by reason of its claim or claims, the Indemnifiable Damages so determined shall be paid to the Indemnitees in the same manner as if the Seller had not delivered a Notice of Objection.

7.4       Participation in Defense of Third Party Claims. If any third party shall assert any claim against the Indemnitees which, if successful, might result in an obligation of the Seller to pay Indemnifiable Damages, Buyer will promptly notify Seller of the existence of the claim and will give Seller a reasonable opportunity to defend the claim at its own expense and with counsel of its own selection; provided that Buyer will at all times also have the right to participate fully in the defense at its own defense. If, within a reasonable time after this notice, Seller fails to defend, Buyer will have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf and at the risk of Seller. If the claim is one that cannot by its nature be defended solely by Seller (including any federal or state tax proceeding), Buyer will make available all information and assistance that Seller may reasonably request.

7.5       Survival of Representations and Indemnification. The Seller’s obligation to pay Indemnifiable Damages arising out of claims described in Sections 7.1 (ii), (iii) or (iv) hereof shall survive the Closing of this transaction for a period equal to l the applicable statute of limitations.

7.6       The representations and warranties contained in Article 4 hereof, and the Indemnitors’ obligation to pay Indemnifiable Damages arising out of Section 7.1(i) hereof, shall survive the Closing Date, as follows:

(a)   Fraudulent Breach of Representations; Certain Representations. In the case of a claim based upon the inaccuracy or breach of a representation or warranty which was made fraudulently or with respect to any representation or warranty contained in Sections 4.4, 4.5 and 4.6 hereof, for a period equal to the applicable statute of limitations.

(b)   Taxes. In the case of a claim based upon the inaccuracy or breach of a representation or warranty pertaining to taxes, for a period equal to the applicable statute of limitations.

(c)   Setoff Claims. In the case of a claim for which Indemnitees assert the right to setoff as provided in Section 7.6, for a period expiring at such time as the Indemnitees no longer owe amounts to the Seller; and

(d)   All Other Claims. In the case of all other claims based upon the inaccuracy or breach of a representation or warranty, for a period commencing on the date hereof and ending eighteen (18) months after the Closing Date.

No claim for recovery of Indemnifiable Damages arising out of Section 7.1(i) hereof may be asserted by the Indemnitees after the expiration of the applicable time period described in the foregoing Sections 7.5(a)-(d); provided, however, that any claim first asserted by the giving of a Notice of Claim within the applicable survival period shall neither be abated nor barred.

7.7       Setoff. Buyer shall have the right, but not the obligation, to set off or deduct against any cash or shares of stock owed by the Buyer to the Seller under this Agreement any Indemnifiable Damages or other amounts to which the Indemnitees are entitled. Setoffs shall be applied in the order in which the amounts owed to the Seller are due. Any setoff in respect of an unmatured claim shall be provisional until such time as the claim matures and it is finally determined whether and to what extent the Seller has indemnity obligations to the Indemnitees in respect of such claim. If it is finally determined that the amount set off is in excess of the indemnity obligations of the Seller in respect of such claim, the Buyer shall pay to the Seller, as applicable, within thirty (30) days after the date of such final determination, an amount sufficient to bring its obligations under any agreement or other obligation current after giving effect to the proper amount of such setoff as so finally determined.

ARTICLE 8
INDEMNIFICATION BY BUYER

8.1       Indemnification. Notwithstanding the Closing, and regardless of any investigation made by or on behalf of the Seller, or any information known to the Seller, the Buyer, subject to the terms and conditions of this Article 8, indemnifies and saves the Seller, its stockholders, officers, directors, employees, consultants and agents, and their respective successors and assigns (collectively as used in this Article 8, the “Indemnitees”) harmless from and against any and all losses, claims, damages, liabilities, costs, expenses or deficiencies, including, but not limited to, reasonable attorneys' fees and other costs and expenses reasonably incident to proceedings or investigations or the defense or settlement of any claim or claims, incurred by or asserted against the Indemnitees due to: (i) the inaccuracy or breach of any representation or warranty of the Buyer given in or pursuant to this Agreement; (ii) any breach or default in the performance by the Buyer of any of its covenants, obligations or agreements in or pursuant to this Agreement, (iii) any of the Assumed Liabilities; and/or (iv) the ownership or conduct of the Stomp Business or the ownership or use of Purchased Assets at any time after the Closing, or any incident, occurrence, condition or claim arising or occurring after the Closing and relating to the operation or conduct of the Stomp Business or the ownership or use of the Purchased Assets after the Closing, other than any liability or obligation with respect to which the Buyer is entitled to be indemnified pursuant to Section 7.1 hereof. The foregoing are collectively referred to in this Article 8 as “Indemnifiable Damages.”

8.2       Indemnification Limitations.

(a)   Limitations on Indemnifiable Damages. Notwithstanding the foregoing, the Indemnitees shall not be entitled to recover Indemnifiable Damages for any matter described in Section 8.1 hereof unless and until the aggregate of all claims for Indemnifiable Damages asserted pursuant to Section 8.1 hereof exceeds $10,000 (the “Deductible”), provided that if such claims exceed the Deductible in the aggregate, the Indemnitees shall be entitled to recover all amounts of Indemnifiable Damages; further, provided, however, that notwithstanding any provision in this Agreement to the contrary, in no event shall the aggregate of the Indmenifiable Damages for any matter described in Section 8.1 exceed the Cap as defined in Section 7.2

(b)   Tax Provision. In computing the amount of Indemnifiable Damages, there shall be deducted therefrom an amount equal to the net, actual income tax savings, if any, demonstrably resulting to the Indemnitees from the income tax deduction or deferral and amounts received or provided for Indemnitees’ benefit pursuant to policies of insurance, if any, to which the Indemnitees shall become entitled as a consequence of any loss, claim, damage, liability, cost, expense or deficiency giving rise to the Indemnifiable Damages, but only to the extent that such income tax savings would not be offset by adverse tax consequences to the Indemnitees by reason of receipt of the Indemnifiable Damages or such proceeds of insurance. Buyer waives for itself and its insurance providers all rights of subrogation and assignment against the Seller related to Indemnifiable Damages.

(c)   Exclusive Remedy. The indemnification provisions of Article 8 are the exclusive remedy of the Indemnitees for Indemnifiable Damages arising thereunder.

(d)   Exclusion. Indemnifiable Damages for purposes of Article 8 shall exclude and the Buyer shall not be obligated to indemnify Seller or otherwise be liable for any consequential damages.

8.3   Procedures for Making Claims. If and when the Indemnitees desire to assert a claim for Indemnifiable Damages against the Buyer pursuant to the provisions of this Article 8, the Indemnitees shall deliver to the Buyer, reasonably promptly after the Indemnitees’ receipt of a claim or awareness of a potential claim, a certificate signed by the Indemnitees (as used in this Article 8, the “Notice of Claim”): (i) stating that the Indemnitees have paid or accrued (or intend to pay or accrue) Indemnifiable Damages to which they are entitled to indemnification pursuant to this Article 8 and the amount thereof (to the extent then known) ; and, (ii) specifying to the extent possible (A) the individual items of loss, damage, liability, cost, expense or deficiency included in the amount so stated, (B) the date each such item was or will be paid or accrued and (C) the basis upon which Indemnifiable Damages are claimed. If the Buyer shall object to such Notice of Claim, the Buyer shall deliver written notice of objection (as used in this Article 8, the “Notice of Objection”) to the Indemnitees. The Notice of Objection shall set forth the grounds upon which the objection is based and state whether the Buyer objects to all or only a portion of the matter described in the Notice of Claim. Any such claim or claims shall ultimately be resolved by agreement of the parties or litigation. If it shall be determined that the Indemnitees shall be entitled to any Indemnifiable Damages by reason of their claim or claims, the Indemnifiable Damages so determined shall be paid to the Indemnitees by the Buyer without the necessity of further action.

8.4   Participation in Defense of Third Party Claims. If any third party shall assert any claim against the Indemnitees which, if successful, might result in an obligation of the Buyer to pay Indemnifiable Damages, Seller will promptly notify Buyer of the existence of the claim and will give Buyer a reasonable opportunity to defend the claim at its own expense and with counsel of its own selection; provided that Seller will at all times also have the right to participate fully in the defense at its own defense. If, within a reasonable time after this notice, Buyer fails to defend, Seller will have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf and at the risk of Buyer. If the claim is one that cannot by its nature be defended solely by Buyer (including any federal or state tax proceeding), Seller will make available all information and assistance that Buyer may reasonably request.

8.5       Survival of Representations and Indemnification. The Buyer’s obligation to pay Indemnifiable Damages arising out of claims described in Section 8.1(ii), (iii) or (iv) hereof shall survive the Closing of this transaction for a period equal to the applicable statute of limitations The obligation of Buyer to pay Indemnifiable Damages arising out of Section 8.1(i) hereof shall survive the Closing Date, as follows:

(a)   Fraudulent Breach of Representations; Certain Representations. In the case of a claim based upon the inaccuracy or breach of a representation or warranty which was made fraudulently, or with respect to any representation or warranty contained in Sections 5.2 and 5.3 hereof, for a period equal to the applicable statute of limitations.

(a)   Setoff Claims. In the case of a claim for which Indemnitees assert the right to setoff as provided in Section 8.6, for a period expiring at such time as the Indemnitees no longer owe amounts to the Buyer; and

(b)   All Other Claims. In the case of all other claims based upon the inaccuracy or breach of a representation or warranty, for a period commencing on the date hereof and ending eighteen (18) months after the Closing Date.

No claim for recovery of Indemnifiable Damages arising out of Section 8.1(i) hereof may be asserted by the Indemnitees after the expiration of the applicable time period described in the foregoing Section 8.5(a) - (c); provided, however, that any claim first asserted by the giving of a Notice of Claim within the applicable survival period shall neither be abated nor barred.

8.6       Setoff. The Seller shall have the right, but not the obligation, to set off or deduct against any obligations owed by the Seller to the Buyer any Indemnifiable Damages or other amounts to which the Indemnitees are entitled. Setoffs shall be applied in the order in which the amounts owed to the Buyer are due. Any setoff in respect of an unmatured claim shall be provisional until such time as the claim matures and it is finally determined whether and to what extent the Buyer has indemnity obligations to the Indemnitees in respect of such claim. If it is finally determined that the amount set off is in excess of the indemnity obligations of the Buyer in respect of such claim, the Seller shall pay to the Buyer, as applicable, within thirty (30) days after the date of such final determination, an amount sufficient to bring its obligations under any agreement or other obligation current after giving effect to the proper amount of such setoff as so finally determined.

ARTICLE 9
EMPLOYMENT PROVISIONS

9.1       Offers of Employment.

(a)   Buyer agrees to employ Michael Hummell for a period of one (1) year at a salary of Two Hundred Thousand Dollars ($200,000.00) per year, payable monthly. In that regard, Buyer and Hummell shall enter into an Employment Agreement substantially in the form of Exhibit 9.1 attached hereto.

(b)   Buyer intends to continue without interruption the operations of the Stomp Business, and may offer employment to one or more of the Seller’s other current employees. To that end, the Seller agrees to assist the Buyer in meeting with the Seller’s employees prior to Closing to explain the transaction and to foster a smooth transition of any requested employees to the employment of the Buyer.

9.2       Employment at Will. Nothing set forth herein shall be construed to imply that the Buyer shall have any continuing obligation to employ any of Seller’s current employees (other than Hummell) or maintain in effect any specific fringe benefits or that such employees shall be offered employment other than on an “at will” basis.

ARTICLE 10
CONFIDENTIALITY AND NON-COMPETITION

10.1     Confidentiality. The Seller acknowledges that the Buyer is acquiring from the Seller valuable Proprietary Information, as defined below, relating to the Stomp Business. Seller covenants and agrees to keep the Proprietary Information in confidence and to use its reasonable best efforts to prevent its dissemination other than as authorized in writing by the Buyer. Seller further covenants and agrees to use the Proprietary Information exclusively for the benefit of the Buyer. The covenants of this Section 10.1 shall continue for a period of five (5) years from the Closing Date; provided that with respect to any Proprietary Information deemed a trade secret at law, such covenants shall continue for so long as such Proprietary Information remains a trade secret.

10.2     Proprietary Information. “Proprietary Information” shall include, but not be limited to, the following types of information regarding the Buyer: all Intellectual Property Rights, corporate information, including contractual arrangements, plans and strategies; marketing information, including sales or product plans, strategies, tactics, methods, prospects, market research data, customer and potential customer lists; financial information, including cost and performance data; and operational information, including manufacturing and distribution processes and methods, trade secrets, and technical data; and personnel information, including personnel lists. Proprietary Information includes and is limited to that information which is not generally known and is protected as confidential by the Buyer using reasonable efforts.

10.3     Non-Inducement. The Seller agrees that for a period of three (3) years from the Closing Date, it shall not, directly or indirectly, for its own account or as agent, servant or employee of any business entity, offer to hire or entice away or in any other manner persuade or attempt to persuade any officer or employee of the Buyer to discontinue or otherwise materially and adversely alter the terms of his or her relationship with the Buyer.

10.4     Non-Competition. The Seller agrees and covenants that except as set forth in this Agreement, and except for the sale of Seller’s inventory and consigned inventory existing as of the Closing and any related activities including collection of accounts receivable, for a period of two (2) years from the Closing Date, it will not directly or indirectly (whether as a representative, agent, partner, owner, stockholder of otherwise), (i) engage in any business which is competitive with the Stomp Business as currently conducted, or (ii) solicit business from, or market services or products to, any entity which was a customer of the Seller prior to the Closing Date, with respect to products within the Seller’s product lines as of the Closing Date. Seller agrees not to divulge, communicate, use to the detriment of Buyer or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of Seller including personnel information, secret processes, know-how, customer lists, recipes, formulas, other technical data and any such data acquired by Buyer as part of the Purchased Assets.

10.5     Acknowledgements.

(a)   Seller hereby acknowledges and agrees that (i) Seller has expended considerable and substantial time, effort and capital resources to develop the Proprietary Information being sold to Buyer hereunder; (ii) the Proprietary Information is innovative and must receive confidential treatment to protect Buyer’s competitive position in the market and Buyer’s proprietary interest therein from irreparable damage and (iii) the Proprietary Information and all physical embodiments or other repositories of the same shall be and at all times remain the sole and exclusive property of Buyer. In the event of a breach or threatened breach by the Seller of the provisions of Section 10.1, Buyer shall be entitled to an injunction restraining the Seller from disclosing, in whole or in part, the Proprietary Information,. Upon receipt of a written request by Buyer, the Seller agrees to surrender and return to Buyer all documents, records, memoranda, notebooks and similar repositories of Proprietary Information of every character or description.

(b)   The parties hereto acknowledge and agree that (i) the covenants contained in this Article 10 are incidental to the sale of assets of Seller; (ii) the covenants contained in this Article are reasonably necessary to protect the interest of Buyer in whose favor said covenants are imposed; (iii) the restrictions imposed by this Article are not greater than are necessary for the protection of Buyer in light of the substantial harm that Buyer will suffer should there be a breach of any such covenant; (iv) the period of restriction and extent of restriction contained in this Article are fair and reasonable in that Seller’s business is international in scope and in that they are reasonably required for the protection of Buyer; (v) the nature, kind and character of the activities the Seller is prohibited to engage in as described in this Article are reasonable and necessary to protect Buyer and shall not be interpreted or construed as prohibiting the Seller from rendering any other services or performing any other activities not referenced therein, and (vi) the covenants and agreements of the Seller contained in this Article have been specifically negotiated by the parties and are material inducements to Buyer to enter into this Agreement, and, but for such covenants made by the Seller herein, Buyer would not have entered into this Agreement.

(c)   The Seller acknowledges and agrees that each of the covenants and agreements contained in this Article is made in consequence of and as a specific inducement to Buyer to enter into this Agreement and to protect and preserve the benefit of this Agreement to Buyer; that each of the covenants contained in this Article is reasonable and necessary to protect and preserve the benefits to be received by Buyer under this Agreement; irreparable loss and damage will be suffered by Buyer should the Seller breach any of such covenants and agreements; each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, Buyer shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by the Seller of any of such covenants or agreements. In the event Buyer should seek an injunction hereunder, the Seller hereby waives any requirement that Buyer submit proof of the economic value of any Proprietary Information.

(d)   If the provisions of this Article should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitation permitted by applicable law.

(e)   The covenants and agreements on the part of the Seller contained in this Article shall be construed as agreements independent of any other agreement between Buyer and Seller. The existence of any claim of cause of action of the Seller against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of any of such covenants and agreements.

(f)         Nothing contained in this Article shall restrict the Seller from being a less than five percent (5%) stockholder of any corporation that directly or indirectly competes with Buyer provided the stock of such competing corporation is publicly held and listed on a regional or national stock exchange and the Seller is not otherwise involved as an officer, director, employee, consultant or agent of such corporation.

10.6     Severability. It is the parties' express intention that if a court of competent jurisdiction finds or holds any provision of this Article 10 to be excessively broad as to time, duration, geographical scope, activity or subject, such provision shall then be construed by limiting or reducing it so as to comport with then applicable law. In the event any such provision cannot be limited or reduced so as to comport with then applicable law, then such provision of this Article 10 shall be severable from all other provisions of this Article 10, and the other provisions of this Article 10 shall continue to be enforceable to the fullest extent allowable.

10.7     Injunctive Relief. It is hereby acknowledged and agreed by the parties that the Seller’s violation of any of the provisions of this Article 10 shall severely damage the Buyer's business, and the parties recognize that such damage shall be difficult to precisely determine. Therefore, it is expressly agreed that the Buyer, in addition to any other remedies it may have, shall be entitled to seek an injunctive relief against the Seller in the event of any such breach.

10.8     Extension of Time. If the enforceability of any of the terms of this Article 10 shall be challenged in court by the Seller and such party is not enjoined from breaching any of the restrictions herein contained, and if a court of competent jurisdiction finds that the challenged restriction is enforceable, then the time period applicable to such restriction shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of such restriction until the dispute is finally resolved and all periods of appeal have expired.

10.9     Award of Fees to Prevailing Party. In any court action relating this Article 10, the court may make a determination regarding which party’s legal position in such matter is the more substantially correct (the “Prevailing Party”) and require the other party to pay the reasonable legal and other professional fees and costs incurred by the Prevailing Party in connection with such action.

ARTICLE 11
OTHER AGREEMENTS

11.1     Office Lease. Buyer shall not assume Seller’s obligations under the Office Lease, but Buyer agrees with Seller to pay the base rent thereunder during a transition period not to exceed four (4) months after the Closing Date.

11.2     Name Change. Upon request from the Buyer, the Seller shall take such action (at the expense of Seller) as may be requested by the Buyer to change the name of Seller to a name not including “StompSoft” or any derivative thereof so as to allow the Buyer to form an entity using the StompSoft or similar name in any jurisdiction in which Seller is registered.

11.3     Assignment of Customer Contracts. To the extent that transfer or assignment hereunder by the Seller to Buyer of any Customer Contract included in the Purchased Assets is not permitted or is not permitted without notification or the consent or approval of another Person, this Agreement shall not be deemed to constitute an assignment, an attempted assignment or an undertaking to assign such Customer Contract if such consent or approval is not given or if such an assignment, attempted assignment or undertaking otherwise would constitute a breach thereof or cause a loss of benefits thereunder. With respect to any such third party consent or approval not obtained before the Closing, the Seller shall cooperate with the Buyer in any reasonable arrangement designed to provide for the Buyer after the Closing the benefits intended to be assigned to the Buyer under the applicable Customer Contract including enforcement at the cost and for the account of the Buyer of any and all rights of the Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise; provided that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor hereunder if such consent, waiver or approval had been obtained. The Seller shall, without consideration therefor, pay, assign and remit to the Buyer promptly all monies, rights and other consideration received in respect of such performance. Unless the parties agree otherwise, the Seller shall continue to use its commercially reasonable efforts to obtain all such unobtained consents or approvals at the earliest practicable date. If and when any such consents or approvals shall be obtained, then the Seller shall promptly assign its rights and obligations thereunder to the Buyer without payment of consideration and the Buyer shall, without the payment of any consideration therefor, assume such rights and obligations to the same extent as the Seller had prior to such assignment. The parties shall execute such good and sufficient instruments as may be necessary to evidence such assignment and assumption.

11.4     Agreement to Maintain Records. Buyer agrees that it shall maintain all records that it may receive from Seller and allow access to Seller and Seller’s agents and allow copying of such records as requested by Seller upon request: (i) to the extent such records may be relevant or helpful to an indemnitor under Article 7 in defending against liability for a claim under such Article or (ii) as determined by Seller with respect to Seller’s liabilities and obligations that are not assumed by the Buyer. Buyer agrees to provide the indemnitor with access to all such information for such purposes in a timely manner.

11.5     Access to Information; Due Diligence. Upon reasonable notice and subject to restrictions contained in confidentiality agreements by which Buyer and Seller are bound, Seller and Buyer shall afford to the officers, employees, accountants, counsel and other representatives of the other reasonable access, during normal business hours during the period prior to the Closing Date, to all their properties, books, contracts, commitments and records and permit such persons to make such inspections as they may reasonably require and, during such period, each of Buyer and Seller shall furnish promptly to the other all information concerning its business, properties and personnel as the other may reasonably request; provided that if a party hereto (“Party”) is withholding information because it is obligated to do so pursuant to a confidentiality agreement by which it is bound, the Party shall give the other notice of such withholding. In the event of termination of this Agreement for any reason, each Party shall promptly return all such information obtained from the other, and any copies made of, or reports or analyses based on, such information, to the other and not use any such information for any purpose.

11.6     No Changes to StompSoft Products. For a period of no less than 180 days commencing on the Closing Date, Buyer agrees that it shall not without Seller’s prior written consent (not to be unreasonably withheld) take any action that would require retailers to swap or change the retail boxes of Seller’s software products that are owned by retailers or held by retailers under consignment as of the date of this Agreement.

11.7     Collection of Accounts Receivable. The parties agree to promptly forward any payments received from customers or other third parties that are payable or owed to the other party. For example, payments that reflect payment of Seller’s accounts receivable that are received by Buyer shall be promptly forwarded to Seller.

ARTICLE 12
MISCELLANEOUS

12.1     Further Assurances. Each party hereto from time to time hereafter, and upon request, shall execute, acknowledge and deliver such other instruments as reasonably may be required to more effectively transfer and vest in the Buyer the Purchased Assets or to otherwise carry out the terms and conditions of this Agreement.

12.2     Benefit and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned by either party without the consent of the other, except that the Buyer may assign any of its rights hereunder to any affiliate or wholly-owned subsidiary; and provided that Buyer shall remain fully obligated with respect to all of the obligations of Buyer under this Agreement and all exhibits and agreements entered into in connection with the transactions contemplated herein.

12.3     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (regardless of such state's conflict of laws principles).

12.4     Expenses. Except as otherwise herein provided, all expenses incurred in connection with this Agreement or the transactions herein provided for shall be paid by the party incurring such expenses and costs; provided, however, that Buyer shall pay the following expenses incurred and to be incurred by Seller and such obligations to pay such expenses shall survive the Closing or termination of this Agreement for any reason: (i) all of Kelly & Co’s audit fees and costs (“Audit Fees”) to be incurred by Seller with respect to the audits of the Seller that are required by Buyer under this Agreement, and such Audit Fees shall be paid by Buyer upon demand as invoices are presented by Kelly & Co. with respect to services and costs actually incurred; and (ii) upon and only upon the Closing, the fees owed by Seller to GCMI Securities, Inc., as successor to Global Capital Markets, Inc. and George Logan (collectively, “GCM”) with respect to that certain existing fee agreement (“Fee Agreement”) between GCM and Seller regarding the transaction that is the subject matter of this Agreement (the “GCM Fees”), a copy of which Fee Agreement has been provided to Buyer by Seller. The GCM Fees shall be in the amount and form as set forth on Schedule 12.4. GCMI Securities, Inc. shall be a party to the Registration Rights Agreement effective on the Closing and the common stock issued to GCM as part of the GCM Fees will be part of the Registrable Securities as defined in such Registration Rights Agreement.. Kelly & Co. and GCM are third party beneficiaries of this Agreement with respect to this Section 12.4. Buyer shall pay and deliver the GCM Fees to GCM at the Closing.

12.5     Jurisdiction; Waiver of Trial by Jury.

(a)   Seller and Buyer hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby, except those matters required to be submitted to arbitration, to the jurisdiction of the United States District Court for the Northern District of California, and United States District Court for the Southern District of California and the jurisdiction of any court of the State of California located in Orange County and San Mateo County, California and waive any and all objections to jurisdiction that they may have under the laws of the State of California or the United States.

(b)   Each party hereto hereby irrevocably waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any transaction or agreement contemplated hereby or the actions of any party hereto in the negotiation, administration, performance or enforcement hereof.

12.6     Public Announcements. Except for disclosures by Buyer to comply with applicable securities laws, neither the Buyer nor the Seller will make any public announcement concerning any of the transactions provided for herein without the other’s prior consent, not to be unreasonably withheld.

12.7    Notices. All notices, demands, and communications provided for herein or made hereunder shall be personally delivered or sent by overnight courier service or transmitted by confirmed facsimile (with hard copy mailed by first class mail), addressed in each case as follows, until some other address shall have been designated in a written notice given in like manner, and shall be deemed to have been given or made when so delivered, sent or transmitted:

(a)   If to the Buyer:

Migo Software, Inc.
555 Twin Dolphin Place, Suite 650
Redwood City, California 94065
Attention: Richard Liebman
Fax: (650) 232-2699

     With a copy to:

Robert B. Goldberg, Esq.
Ellis Funk, P.C.
3490 Piedmont Road, Suite 400
Atlanta, Georgia 30305
Fax: (404) 233-2188

(b)   If to the Seller:

StompSoft, Inc.
2811 McGaw, Suite A
Irvine, California 92614
Attention: Michael Hummell
Fax: 949-263-8540

     With a copy to:

Jack Cornman, Esq.
Cornman & Swartz
19800 MacArthur Blvd, Suite 820
Irvine, CA 92612
Fax: 949 224 1505

12.8     Transfer Taxes. The Buyer shall pay all sales and other transfer, documentary, or similar taxes or charges resulting from the transactions contemplated by this Agreement.

12.9     Counterparts; Fax Signatures. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by any party by delivery of a facsimile signature, which signature shall have the same force as an original signature. Any party which delivers a facsimile signature shall promptly thereafter deliver an originally executed signature to the other parties; provided, however, that the failure to deliver an original signature page shall not affect the validity of any signature delivered by facsimile. Facsimile or photocopied signature shall be deemed to be the functional equivalent of an original for all purposes.

12.10   Headings. All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

12.11   Amendment, Modification and Waiver. This Agreement may not be modified, amended or supplemented except by mutual written agreement of all the parties hereto. Any party may waive in writing any term or condition contained in this Agreement and intended to be for its benefit; provided, however, that no waiver by any party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition. Each amendment, modification, supplement or waiver shall be in writing signed by the party or the parties to be charged.

12.12   Entire Agreement. This Agreement and the Schedules and Exhibits attached hereto represent the entire agreement of the parties with respect to the subject matter hereof and no provision or document of any kind shall be included in or form a part of such agreement unless signed and delivered to the other party by the parties to be charged.

12.13   Third Party Beneficiaries. No third parties are intended to benefit from this Agreement, and no third party beneficiary rights shall be implied from anything contained in this Agreement.

12.14  “Knowledge”. As used herein, any reference to the “knowledge” of a party shall mean the actual knowledge of such party after making due inquiry and, if such party fails to make such inquiry, shall include constructive knowledge of such facts as would have been learned had such due inquiry been made.

12.15   Seller Information. The Buyer shall make available to the Seller, and the Seller shall make available to the Buyer, (i) such records as any such party may require for the preparation of any tax return required to be filed by the Seller or the Buyer, as applicable, and (ii) such records as the Seller or the Buyer may require for the defense of any audit, examination, administrative appeal, or litigation of any tax return in which such party was included.

12.16   Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with particularity and describes the relevant facts in detail of the exception. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other items itself). The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

[Signatures on following page]

[Signature page for Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

BUYER:	SELLER:

MIGO SOFTWARE, INC.	STOMPSOFT, INC.

By	By
Title:	Title:

SCHEDULES

1.1(b)	Customer Contracts

1.1(c)	Prepaid Expenses

1.1(d)	Equipment

1.2	Excluded Assets

2.4	Allocation of Consideration

2.5	Software Downloads Available to Customers Suing Seller

3.1(a)	Customer Proposals

3.1(b)	Other Assumed Liabilities

3.1(c)	Product Warranties to be Assumed

3.1(d)	Other Liabilities to be Assumed

4.1	Foreign Qualifications

4.2	Ownership of Shares

4.3	Other Entities on which Seller is Dependent

4.4	Third Party Consents

4.7A	Financial Statements

4.7B	Exceptions to GAAP

4.7C	Liabilities Schedule

4.8	Tax Liabilities

4.10	Tangible Personal Property

4.12	Authorizations and Permits

4.13	Litigation

4.16	Employees

4.16	Employee Benefits

4.18	Intellectual Property

4.19A	Customers

4.19B	Material Customers

4.20	Material Contracts

4.21	Product Warranties

4.22	Insurance Policies

4.24	Recent Changes

4.27	Brokerage-Seller

4.30	Pipeline Report

5.1	Foreign Qualifications - Buyer

5.5	Brokerage - Buyer

5.6	Off-balance Sheet Arrangements

6.1(i)	Continuing Employees

6.1(n)	Permitted Liens

12.4	GCM Fees

EXHIBITS

2.2	Conveyance Agreement

6.1(f)	Opinion of Seller’s Counsel

6.1(j)	Stock Pledge Agreement

6.2(e)	Opinion of Buyer’s Counsel

6.2(f)	Registration Rights Agreement

9.1	Hummell Employment Agreement